UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.__)

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First Cash Financial Services, Inc.

(Name of Registrant as Specified in its Charter)

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To Our Stockholders:

We cordially invite you to attend the Annual Meeting of Stockholders of First Cash Financial Services, Inc., which will be held on Wednesday, June 16, 2010, at 10:00 a.m. CDT at our corporate offices located at 690 East Lamar Boulevard, Suite 400, Arlington, Texas, 76011. At this meeting you will be asked to act upon the proposals as contained herein.

Your Board of Directors recommends that you vote in favor of each of these proposals. You should read with care the attached Proxy Statement, which contains detailed information about these proposals.

Your vote is important, and accordingly, we urge you to complete, sign, date and return your Proxy card promptly in the enclosed postage-paid envelope. The fact that you have returned your Proxy in advance will in no way affect your right to vote in person should you attend the meeting. However, by signing and returning the Proxy, you have assured representation of your shares.

We hope that you will be able to join us on June 16.

Very truly yours,

/s/ Rick L. Wessel
Rick L. Wessel
Vice Chairman of the Board,
Chief Executive Officer and President

First Cash Financial Services, Inc.
690 East Lamar Boulevard, Suite 400
Arlington, Texas 76011

_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 16, 2010
_______________

Notice is hereby given that the Annual Meeting of Stockholders of First Cash Financial Services, Inc. (the "Company") will be held at the Company's corporate offices located at 690 East Lamar Boulevard, Suite 400, Arlington, Texas 76011 at 10:00 a.m. CDT on Wednesday, June 16, 2010, for the following purposes:
1.	To elect Amb. Jorge Montaño as a director of the Company;

2.	To ratify the selection of Hein & Associates LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010;

3.	To re-approve the performance goals of the Company's Executive Performance Incentive Plan; and

4.	To transact such other business as may properly come before the meeting.

Common stockholders of record at the close of business on April 23, 2010 will be entitled to notice of and to vote at the meeting.
By Order of the Board of Directors,

/s/ R. Douglas Orr
Arlington, Texas	R. Douglas Orr
April 30, 2010	Executive Vice President,
Chief Financial Officer, Secretary
and Treasurer

First Cash Financial Services, Inc.
690 East Lamar Boulevard, Suite 400
Arlington, Texas 76011
_______________

PROXY STATEMENT
Annual Meeting of Stockholders
_______________

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of First Cash Financial Services, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Company's corporate offices located at 690 East Lamar Boulevard, Suite 400, Arlington, Texas 76011 at 10:00 a.m. CDT, on Wednesday, June 16, 2010, and at any adjournments thereof for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 30, 2010.

The close of business on April 23, 2010 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of the record date, there were 30,111,392 shares of the Company's common stock, par value $.01 per share ("Common Stock"), issued and outstanding. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purposes of determining the presence of a quorum. Each share of Common Stock is entitled to one vote on all questions requiring a stockholder vote at the Annual Meeting. A plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the approval of Item 1 as set forth in the accompanying Notice. Stockholders may not cumulate their votes in the election of directors. Abstentions and broker non-votes will not be counted as having been voted on Item 1 and will have no effect on the vote. The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and represented at the Annual Meeting is required for the approval of Item 2. Broker non-votes will not be counted as having been voted on Item 2 and will have no effect on the vote while abstentions will have the same effect as votes against Item 2. The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and represented at the Annual Meeting is required for the approval of Item 3. Abstentions and broker non-votes will not be counted as having been voted on Item 3 and will have no effect on the vote.

If you are a shareholder of record, you may vote in person at the Annual Meeting, or by proxy without attending the Annual Meeting. You may vote by mail by signing, dating and returning your proxy card in the enclosed prepaid envelope. You may also vote over the Internet or by telephone. The proxy card we mail you will instruct you on how to vote over the Internet or by telephone. If you hold your shares in an account through a broker or other nominee in "street name," you should complete, sign and date the voting instruction card that your broker or nominee provides to you or as your broker or nominee otherwise instructs.

All shares represented by properly executed proxies, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted to: (i) ELECT AMB. JORGE MONTAÑO AS A DIRECTOR; (ii) RATIFY THE SELECTION OF HEIN & ASSOCIATES LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2010; (iii) RE-APPROVE THE PERFORMANCE GOALS OF THE COMPANY'S EXECTUTIVE PERFORMANCE INCENTIVE PLAN; AND (iv) TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by the execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting.

ANNUAL REPORT

The Annual Report on Form 10-K, covering the Company's fiscal year ended December 31, 2009 including audited financial statements, is enclosed herewith. The Annual Report on Form 10-K does not form any part of the material for solicitation of proxies.

The Company's website can be accessed at www.firstcash.com, where a link to the Annual Report on Form 10-K is available on the Investor Relations page of the website. The Company will provide, without charge, a printed copy of its Annual Report on Form 10-K upon written request to R. Douglas Orr, Chief Financial Officer, at 690 East Lamar Boulevard, Suite 400, Arlington, Texas 76011. The Company will provide exhibits to its Annual Report on Form 10-K, upon payment of the reasonable expenses incurred by the Company in furnishing such exhibits.

ITEM 1

TO ELECT ONE DIRECTOR

The Bylaws of the Company provide that the Board of Directors will determine the number of directors, but shall consist of at least one director and no more than 15 directors. The stockholders of the Company elect the directors. At each annual meeting of stockholders of the Company, successors of the class of directors whose term expires at the annual meeting will be elected for a three-year term. Any director elected to fill a vacancy or newly created directorship resulting from an increase in the authorized number of directors shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director. Any vacancy on the Board of Directors howsoever resulting may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. The stockholders will elect one director for the coming year; the nominee, who does not presently serve as a director of the Company, will be appointed for a term of three years.

Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominee listed herein. Although the Board of Directors does not contemplate that the nominee will be unable to serve, if such a situation arises prior to the Annual Meeting, the person named in the enclosed proxy will vote for the election of such other person as may be nominated by the Board of Directors.

The Board of Directors of the Company currently consists of five directors divided into three classes. At each annual meeting of stockholders, one class is elected to hold office for a term of three years. Directors serving until the earlier of (i) resignation or (ii) expiration of their terms at the annual meeting of stockholders in the years indicated are as follows: 2010 - Ms. Tara U. MacMahon; 2011 - Messrs. Phillip E. Powell, Mikel D. Faulkner and Randel G. Owen; and 2012 - Mr. Rick L. Wessel.

Ms. MacMahon, whose term expires on the date of the Annual Meeting on June 16, 2010, is not standing for re-election and will leave the Board effective with the expiration of her current term. The Nominating and Corporate Governance Committee has nominated the following individual to stand for election as a director at the Annual Meeting of Stockholders:

Ambassador Jorge Montaño, age 64, is a native and resident of Mexico, where he has served in a variety of senior diplomatic positions and business consulting roles. His long and distinguished diplomatic career includes service as Ambassador of Mexico to the United States, Permanent representative of Mexico to the United Nations and Assistant Secretary of Foreign Affairs. He was part of Mexico's NAFTA negotiations team and a private consultant on NAFTA affairs. Amb. Montaño is currently the President of Asesoria y Analisis, a Mexico-based consulting and lobbying firm, a position he has held since 1995. In addition, he has served as a professor of International Organizations at the Instituto Tecnológico Autónoma de México since 1996. Amb. Montaño has a doctoral degree in international affairs from the London School of Economics.

The Nominating and Corporate Governance Committee believes that Amb. Montaño's extensive knowledge and experience regarding business, political and governmental affairs in the country of Mexico make him uniquely qualified to serve as a director, given the Company's significant current operations and continued growth planned in Mexico.

All officers serve at the discretion of the Board of Directors. No family relationships exist between any director and any executive officer, except that Mr. John C. Powell, senior vice president of information technology, is the brother of Mr. Phillip E. Powell, the chairman of the Board of Directors of the Company.

Directors Not Standing For Election

Phillip E. Powell, age 59, has served as a director of the Company since March 1990. He has served as a consultant to the Company since December 2004, as president from March 1990 until May 1992, and as chief executive officer from May 1992 until December 2004. Mr. Powell has been engaged in the financial services industry for over 30 years. The Company believes that Mr. Powell is qualified to serve as a director of the Company based on his experience as the former president and chief executive officer of the Company.

Rick L. Wessel, age 51, has served as chief executive officer since November 2006, as president since May 1998, as a director since November 1992, as secretary and treasurer of the Company from May 1992 to November 2006 and as chief financial officer from May 1992 to December 2002. Prior to February 1992, Price Waterhouse LLP employed Mr. Wessel for approximately nine years. The Company believes that Mr. Wessel is qualified to serve as a director of the Company based on his experience as chief executive officer, president and chief financial officer of the Company.

Mikel D. Faulkner, age 60, was appointed to the Board of Directors on October 23, 2009. He has served as chief executive officer of HKN, Inc. (NYSE Amex: HKN) since 1982 and president of HKN since 2003. HKN, Inc., formerly Harken Energy Corporation, is an independent energy company engaged both in the development and production of crude oil, natural gas and coalbed methane assets. Since 2002, Mr. Faulkner has also served as chairman of the board of directors of Global Energy Development PLC, a quoted company on the London Stock Exchange (AIM). The Company believes that Mr. Faulkner is qualified to serve as a director of the Company based on his experience in senior executive officer/and board member roles for publicly-held, multi-national corporations.

Randel G. Owen, age 51, was appointed to the Board of Directors on October 23, 2009. He has served as chief financial officer and executive vice president of Emergency Medical Services Corporation (NYSE Amex: EMS) since 2005. EMS is the publicly-held holding company for American Medical Response and Emcee. Mr. Owen's recent employment experience also includes service as executive vice president and chief financial officer of American Medical Response from 2003 to 2005 and experience in a progression of senior financial positions, including CFO, at EmCare Holdings, Inc. from 1999 to 2003. The Company believes that Mr. Owen is qualified to serve as a director of the Company based on his experience as the principal financial and accounting officer for a publicly-held corporation.

Board of Directors, Committees and Meetings

The Board of Directors held nine meetings during the year ended December 31, 2009. Mr. Powell, Mr. Wessel and Ms. MacMahon each attended, either telephonically or in person, at least 75% of the Board of Directors meetings during the year ended December 31, 2009. Former directors Mr. Richard T. Burke and Mr. R. Neil Irwin resigned from the Board of Directors effective November 20, 2009 and attended, either telephonically or in person, 75% of the Board of Directors meetings during such time as they served as directors. There was one meeting of the Board of Directors subsequent to the appointment of Messrs. Faulkner and Owen on October 23, 2009, which both attended telephonically. Members of the Board of Directors are encouraged to attend the Company's annual meeting; however, attendance is not mandatory.  Messrs. Powell, Wessel, Burke and Irwin and Ms. McMahon attended last year's Annual Meeting.

From January 1, 2009 through October 22, 2009, the Audit, Compensation and Nominating and Corporate Governance Committees each consisted of Mr. Burke, Ms. MacMahon and Mr. Irwin. From October 23, 2009 through December 31, 2009, the Audit Committee consisted of Ms. MacMahon, Mr. Faulkner and Mr. Owen; the Nominating and Corporate Governance Committee consisted of Mr. Owen and Ms. MacMahon; and the Compensation Committee consisted of Mr. Faulkner, Ms. MacMahon and Mr. Owen. The Audit Committee held eight meetings during the year ended December 31, 2009, the Compensation Committee held two meetings during the year ended December 31, 2009, and the Nominating and Corporate Governance Committee held three meeting during the year ended December 31, 2009. During the time periods that each member served on such committees, each attended 100% of the committee meetings during the respective time periods, either in person or telephonically, except for one meeting of the Nominating and Corporate Governance Committee which Mr. Burke did not attend.

Audit Committee. The Audit Committee is responsible for the oversight of the Company's accounting and financial reporting processes. This includes the selection and engagement of the Company's independent registered public accounting firm and review of the scope of the annual audit, audit fees and results of the audit. The Audit Committee reviews and discusses with management and the Board of Directors such matters as accounting policies, internal accounting controls, procedures for preparation of financial statements and other financial disclosures, scope of the audit, the audit plan and the independence of such accountants. In addition, the Audit Committee has oversight over the Company's internal audit function. The Board of Directors has determined that Messrs. Mikel D. Faulkner and Randel G. Owen are Audit Committee financial experts as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and independent under the listing standards of The Nasdaq Stock Market ("Nasdaq").

Compensation Committee. The Compensation Committee approves the standards for salary ranges for executive, managerial and technical personnel of the Company and establishes, subject to existing employment contracts, the specific compensation, incentive and bonus plans of all corporate officers. In addition, the Compensation Committee oversees the Company's stock option plans and the incentive compensation plans.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors concerning the governance structure and practices of the Company, including the size of the Board of Directors and the size and composition of various committees of the Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for identifying individuals believed to be qualified to become directors, and to recommend to the Board of Directors the nominees to stand for election as directors at the Annual Meeting of Stockholders.

Directors' Fees

For the year ended December 31, 2009, directors received compensation for service as a director and attending the 2009 meetings of the Board of Directors and committee meetings thereof. In addition, the directors were reimbursed for their reasonable expenses incurred for each Board of Directors and committee meetings attended. See "Compensation of Directors" for a complete summary.

Corporate Governance

On March 11, 2010, the Company adopted an amended and restated Code of Ethics that applies to all of its directors, officers, and employees. The amended and restated Code of Ethics is publicly available on the Company's website at www.firstcash.com. The Company intends to disclose future amendments to, or waivers from, certain provisions of its Code of Ethics on its website in accordance with applicable Nasdaq and SEC requirements. In addition, the Board of Directors has adopted charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Code of Ethics and committee charters can be accessed on the Company's website at www.firstcash.com.. Copies of the Company's Code of Ethics and committee charters are also available, free of charge, by submitting a written request to First Cash Financial Services, Inc., Investor Relations, 690 E. Lamar Blvd., Suite 400, Arlington, Texas 76011.

Director Independence

The Board of Directors has determined that, with the exception of Phillip E. Powell, chairman and former chief executive officer of the Company, and Rick L. Wessel, chief executive officer and president of the Company, all of its directors, including all of the members of the Audit, Compensation, and Nominating and Corporate Governance Committees, are "independent" as defined by Nasdaq and the Securities and Exchange Commission ("SEC") and for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). No director is deemed independent unless the Board of Directors affirmatively determines that the director has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making its determination, the Board of Directors observes all criteria for independence established by the rules of the SEC and Nasdaq.

Oversight of Risk Management

The Board of Directors is responsible for overseeing and monitoring the material risks facing the Company. In its oversight role, the Board of Directors regularly reviews the Company's strategic initiatives, which address, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans from time to time. The Board has delegated certain risk management oversight responsibility to the Board committees. As part of its responsibilities set forth in its charter, the Audit Committee is responsible for discussing with management the Company's major financial risk exposures and the steps management has taken to monitor and control those exposures, including the company's risk assessment and risk management policies.

Board Leadership Structure

The Board elects its Chairman and appoints the Company's chief executive officer according to what it determines is best for the Company and its stockholders at any given time. The offices of Chairman and chief executive officer are currently held separately by Mr. Phillip Powell and Mr. Rick Wessel, respectively, which the Board has determined is in the best interests of the Company and its stockholders at this particular time. However, the Board does not believe there should be a fixed rule as to whether the offices of Chairman and chief executive officer should be vested in the same person or two different people, or whether the Chairman should be an employee of the Company or should be elected from among the non-employee directors. The needs of the Company and the individuals available to fulfill these roles may dictate different outcomes at different times, and the Board believes that retaining flexibility in these decisions is in the best interest of the Company and its stockholders. The Board does not have a lead independent director.

Director Qualifications

In discharging its responsibilities to nominate candidates for election to the Board of Directors, the Nominating and Corporate Governance Committee has not specified any minimum qualifications for serving on the Board of Directors. However, the Nominating and Corporate Governance Committee endeavors to evaluate, propose and approve candidates, including those recommended by stockholders, with business experience and personal skills in finance, marketing, financial reporting and other areas that may be expected to contribute to an effective Board of Directors. The Nominating and Corporate Governance Committee seeks to assure that the Board of Directors is composed of individuals who have experience relevant to the needs of the Company and who have the highest professional and personal ethics, consistent with the Company's values and standards. Candidates should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all shareholders.

Although there is no specific policy on considering diversity, the Board of Directors and the Governance and Nominating Committee take various diversity-related considerations into account in the selection criteria for new directors. The Governance and Nominating Committee seeks members from diverse professional backgrounds to combine a broad spectrum of experience and expertise with a reputation for integrity. Some additional considerations may include national origin, gender, race, functional background and the diversity of perspectives that the candidate would bring to the Board of Directors.

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee will utilize a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board of Directors members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee will consider properly submitted stockholder nominations for candidates for the Board of Directors. The procedures to be followed by stockholders in submitting such nominations are set forth in the "Stockholder Proposals" section. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder.

Procedure for Contacting Directors

The Board of Directors has established a procedure for stockholders to send communications to the Board of Directors. Stockholders may communicate with the Board of Directors generally or with a specific director at any time by writing to the Company's Corporate Secretary at the Company's address, 690 East Lamar Blvd., Suite 400, Arlington, Texas 76011. The Secretary will review all messages received and will forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the Board of Directors. Communications will be sent as soon as practicable to the director to whom they are addressed, or if addressed to the Board of Directors generally, to the Chairman of the Nominating and Corporate Governance Committee. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest will not be forwarded to the Board of Directors. The Corporate Secretary has the option, but not the obligation, to forward these other communications to appropriate channels within the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on the reports furnished pursuant to Section 16a-3(e) of the Exchange Act and representations made to the Company, all reports as required under Section 16(a) of the Exchange Act were filed on a timely basis during the year ending December 31, 2009.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee reviews compensation paid to management and recommends to the Board of Directors appropriate executive and director compensation. From January 1, 2009 to October 22, 2009, Ms. MacMahon and Messrs. Burke and Irwin served as members of the Compensation Committee, were not employed by the Company, and did not have any interlocking relationship with another entity requiring disclosure. From October 23, 2009 to December 31, 2009, Ms. MacMahon and Messrs. Faulkner and Owen served as members of the Compensation Committee, were not employed by the Company, and did not have any interlocking relationship with another entity requiring disclosure.

BASED UPON THE RECOMMENDATION OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE, THE BOARD OF DIRECTORS HAS NOMINATED AMB. JORGE MONTAÑO FOR ELECTION AS DIRECTOR BY THE STOCKHOLDERS. THE ELECTION OF THIS DIRECTOR REQUIRES A PLURALITY OF THE VOTES OF THE SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE ANNUAL MEETING.

The Board of Directors recommends a vote "FOR" the election of Amb. Jorge Montaño as a director of the Company.

ITEM 2

RATIFY THE SELECTION OF HEIN & ASSOCIATES LLP AS THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING
DECEMBER 31, 2010

The Audit Committee selected Hein & Associates LLP ("Hein & Associates") as independent accountants to audit the books, records and accounts of the Company for the year ending December 31, 2010. The Board of Directors has endorsed this appointment.

Hein & Associates was first engaged in March 2004 as the Company's principal accountant. The firm has served as the independent accountant to the Company and has audited the Company's consolidated financial statements for the six most recent years ended December 31, 2009.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for the Company by Hein & Associates for the years ended December 31, 2009 and 2008, respectively, were as follows:

Services Provided:	2009	2008
Audit	$249,035	$282,412
Audit Related	-	-
Tax	-	-
All Other	-	-

Total	$249,035	$282,412

The audit fees for the years ended December 31, 2009 and 2008 were for the audits of the consolidated financial statements of the Company, internal control auditing and reporting as required by Sarbanes Oxley Section 404, issuance of consents, and review of the Company's SEC filings.

Audit Committee Pre-Approval Policies and Procedures

The 2009 and 2008 audit services provided by Hein & Associates were approved in advance by the Audit Committee.

The Audit Committee implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the Company's independent accountants and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. The services and fees must be deemed compatible with the maintenance of the auditor's independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and non-audit fees initially approved.

Ratification of the Independent Registered Public Accounting Firm

Stockholder ratification of the selection of Hein & Associates as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the selection of Hein & Associates to the stockholders for ratification. In the event the stockholders do not ratify the appointment of Hein & Associates as the independent registered public accounting firm for the year ending December 31, 2010, the adverse vote will be considered as a direction to the Board of Directors to select other auditors for the following year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the year ending December 31, 2010, it is contemplated that the appointment for the year ending December 31, 2010 will be permitted to stand unless the Board of Directors finds other good reason for making a change.

Representatives of Hein & Associates are expected to be present at the meeting, with the opportunity to make a statement if desired to do so. Such representatives are also expected to be available to respond to appropriate questions.

RATIFICATION OF HEIN & ASSOCIATES, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK PRESENT OR REPRESENTED BY PROXY AND REPRESENTED AT THE ANNUAL MEETING.

Based upon the recommendation of the Audit Committee, the Board of Directors recommends a vote "FOR" the ratification of Hein & Associates, LLP as the independent registered public accounting firm.

ITEM 3

PROPOSAL TO RE-APPROVE PERFORMANCE GOALS OF THE COMPANY'S
EXECUTIVE PERFORMANCE INCENTIVE PLAN AS AMENDED

Shareholders are being asked to re-approve the material terms of the performance goals under the First Cash Financial Services, Inc. 2004 Executive Performance Incentive Plan (the "Incentive Plan"). The Incentive Plan was approved by our shareholders and became effective on December 8, 2004. The Incentive Plan provides for the payment of annual incentive compensation to participants based upon the achievement of performance goals established annually by the Compensation Committee based on one or more specified performance criteria.

The purpose of asking shareholders to re-approve the performance goals under the Incentive Plan is so that certain incentive awards granted thereunder may qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) of the Code generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to an employee who, on the last day of the taxable year, is the chief executive officer or an individual acting in that capacity, or among the four highest compensated officers of the Company (other than the chief executive officer) of a publicly-held company, unless compensation is performance-based or satisfies other conditions. To satisfy the definition of performance-based compensation, Section 162(m) of the Code generally requires the material terms of the performance goals to be approved by shareholders every five years in situations where the Compensation Committee has the ability to change the targets under a performance criterion (as in the Company's case). Under the regulations of Section 162(m), the material terms of the performance goals that must be re-approved include (a) the class of employees eligible to receive compensation upon achievement of performance goals applicable to performance-based awards; (b) a description of the business criteria on which such performance goals may be based; and (c) the maximum amount that may be paid to any employee or the formula used to calculate the maximum amount of compensation upon achievement of the performance goal. These performance goals must be approved by shareholders to preserve, to the extent possible, the tax deduction for certain awards made under the 2004 Plan in accordance with the terms of Section 162(m) of the Code and related regulations.

The Company is not proposing any amendment to the terms of the Plan at this time. These performance goals must be approved by shareholders to preserve, to the extent possible, the tax deduction for certain awards made under the Plan in accordance with the terms of Section 162(m) of the Code and related regulations. If the shareholders at the Annual Meeting do not approve the Incentive Plan, certain payments of annual incentive compensation to the Company's executive officers may not be fully deductible by the Company as a compensation expense under Code Section 162(m), as further discussed below.

Material Terms of Performance Goals for Purposes of Re-Approval

As specified under Section 162(m) of the Code, following are the material terms of the performance goals for which shareholder re-approval is requested:

(a) The class of employees eligible to receive compensation upon achievement of performance goals applicable to performance-based awards: The Incentive Plan authorizes the payment of annual incentive compensation to eligible employees of the Company. Participation in the Incentive Plan is limited to the executive officers of the Company and any other employees of the Company or its subsidiaries which the Compensation Committee, at the time it sets performance goals for a particular year, reasonably believes may be deemed to be covered employees for such year under Code Section 162(m), as the same may be amended from time to time. Under Code Section 162(m), a covered employee currently is defined as any individual who, on the last day of the taxable year, is the Chief Executive Officer of the Company or acting in that capacity, or among the four highest compensated officers of the Company (other than the Chief Executive Officer) determined pursuant to the executive compensation rules under the Exchange Act. The Compensation designates which eligible employees will be participants in the Incentive Plan on an annual basis.

(b) A description of the business criteria on which such performance goal may be based: The performance criteria upon which the payment may be based is limited to one or more of the following performance measures, which may be applied with respect to the Company, any subsidiary or any business unit of the Company: (i) earnings before interest expense, taxes, depreciation and amortization, or "EBITDA;" (ii) earnings before interest expense and taxes "EBIT;" (iii) net earnings; (iv) net income; (v) operating income; (vi) earnings per share; (vii) book value per share; (viii) return on shareholders' equity; (ix) capital expenditures; (x) expenses and expense ratio management; (xi) return on investment; (xii) improvements in capital structure; (xiii) profitability of an identifiable business unit or product; (xiv) maintenance or improvement of profit margins; (xv) stock price; (xvi) market share; (xvii) revenues or sales; (xviii) costs; (xix) cash flow; (xx) working capital; (xxi) return on assets; (xxii) economic value added; (xxiii) expansion of the store base; and (xxiv) gross or net profit. The foregoing criteria may relate to the Company as a whole, one or more of its subsidiaries, one or more of its divisions or units, or any combination of the foregoing, on a consolidated or non-consolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Compensation Committee determines. At the time the performance goals are determined, or at any time prior to the final determination of annual performance incentive compensation, the Compensation Committee may, to the extent permitted under Section 162(m) of the Code and the regulations promulgated thereunder, adjust the performance goals to reflect the impact of specified corporate transactions (such as a stock-split or stock dividend), special charges, foreign currency effects, accounting or tax law changes and other extraordinary or nonrecurring events. In addition, the Compensation Committee retains the sole discretion to decrease, but not increase, the amount of any performance award that would otherwise be payable pursuant to the terms of the Incentive Plan.

(c) The maximum amount that may be paid to any employee or the formula used to calculate the maximum amount of compensation upon achievement of the performance goal: The maximum incentive payment to any participant in a year is $5,000,000.

Summary of the Incentive Plan

The following description of the Incentive Plan is a summary of its principal provisions and is qualified in its entirety by reference to the Incentive Plan. The Incentive Plan is incorporated by reference from the Company's Annual Report on Form 10-K for our fiscal year ended December 31, 2009.

Consistent with the information regarding Code Section 162(m), the performance goals of the Incentive Plan are being presented for re-approval by the shareholders in order to preserve the Company's deduction under Code Section 162(m) for certain performance-based compensation that may be paid to its executive officers. The purpose of the Incentive Plan is to further the Company's ability to attract and retain qualified executives by providing performance-based compensation as an incentive for their efforts to achieve financial and strategic objectives.

The Incentive Plan authorizes the payment of annual incentive compensation to eligible employees of the Company. Participation in the Incentive Plan is limited to the executive officers of the Company and any other employees of the Company or its subsidiaries which the Compensation Committee, at the time it sets performance goals for a particular year, reasonably believes may be deemed to be covered employees for such year under Code Section 162(m), as the same may be amended from time to time. Under Code Section 162(m), a covered employee currently is defined as any individual who, on the last day of the taxable year, is the Chief Executive Officer of the Company or acting in that capacity, or among the four highest compensated officers of the Company (other than the Chief Executive Officer) determined pursuant to the executive compensation rules under the Exchange Act.

The Incentive Plan will be administered by a committee of the board of directors consisting solely of two or more outside directors, as defined in the regulations under Code Section 162(m). Until specified otherwise, the Compensation Committee will administer the Incentive Plan.

At the beginning of each fiscal year, the Compensation Committee will select the participants in the Incentive Plan for that year. An employee hired or promoted during the year may subsequently be named as a participant. No later than 90 days after the beginning of the year, the Compensation Committee will specify in writing the performance goals and annual performance incentive payments that are to apply for that year. Performance incentive payments may vary among participants from year to year, but the maximum incentive payment to any participant in a year is $5,000,000.

The performance goals established by the Compensation Committee will be stated in terms of objective standards or formulae and must be based upon one or more of the following factors: (i) earnings before interest expense, taxes, depreciation and amortization, or "EBITDA;" (ii) earnings before interest expense and taxes "EBIT;" (iii) net earnings; (iv) net income; (v) operating income; (vi) earnings per share; (vii) book value per share; (viii) return on shareholders' equity; (ix) capital expenditures; (x) expenses and expense ratio management; (xi) return on investment; (xii) improvements in capital structure; (xiii) profitability of an identifiable business unit or product; (xiv) maintenance or improvement of profit margins; (xv) stock price; (xvi) market share; (xvii) revenues or sales; (xviii) costs; (xix) cash flow; (xx) working capital; (xxi) return on assets; (xxii) economic value added; (xxiii) expansion of the store base; and (xxiv) gross or net profit. The foregoing criteria may relate to the company as a whole, one or more of our subsidiaries, one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Compensation Committee determines. At the time the performance goals are determined, or at any time prior to the final determination of annual performance incentive compensation, the Compensation Committee may, to the extent permitted under Section 162(m) of the Code and the regulations promulgated thereunder, adjust the performance goals to reflect the impact of specified corporate transactions (such as a stock-split or stock dividend), special charges, foreign currency effects, accounting or tax law changes and other extraordinary or nonrecurring events. In addition, the Compensation Committee retains the sole discretion to decrease, but not increase, the amount of any Performance Award that would otherwise be payable pursuant to the terms of the Plan.

The Compensation Committee will certify for each participant whether the performance goals for that year have been met. If such goals have been met, the Compensation Committee may authorize payment of the performance incentive compensation to the participant. The Compensation Committee has discretion to reduce, but not to increase, the previously established annual performance incentive compensation if the performance goals have been met. Annual performance incentive compensation awards will be paid in cash or as otherwise determined by the Compensation Committee. However, such payment may be subject to deferral pursuant to the provisions of any applicable deferred compensation Incentive Plan maintained by the Company or its subsidiaries.

If a participant's employment is terminated for cause during a performance year, he or she will not receive any annual performance incentive compensation for that year. To the extent not governed by an applicable contractual arrangement between the Company and the participant, upon a change in control (as defined in the Incentive Plan) the Company will pay to each individual who was a participant in the Plan immediately prior to the change in control a pro-rated performance award based on performance results achieved through the date of the change in control.

The Board of Directors may amend or terminate the Incentive Plan at any time, but no such amendment or termination will affect the payment of annual performance incentive compensation for a year already ended, and no such amendment may, without the approval of the shareholders, change the material terms of a performance goal or effect any other change that would cause the loss of a tax deduction to the Company under Code Section 162(m) absent shareholder approval.

Federal Income Tax Consequences

A participant will recognize ordinary income, and the Company will be allowed a tax deduction, at the time annual performance incentive compensation is paid or payable. Code Section 162(m) provides that no federal income tax deduction is allowed for compensation paid to a covered employee in any taxable year to the extent that such compensation exceeds $1,000,000. This deduction limitation does not apply to compensation that is performance-based compensation within the meaning of the Code Section 162(m) regulations. The Incentive Plan is intended to preserve the Company's federal income tax deduction for annual performance incentive compensation payments under the Incentive Plan by meeting the requirements for performance-based compensation under Code Section 162(m).

Benefits to Named Executive Officers and Others

Only the executive officers are currently eligible to participate in the Incentive Plan. It is not possible at this time to determine with respect to the named executive officers or the executive officers as a group the benefits or amounts that will be received by such persons under the Incentive Plan.

RE-APPROVAL OF THE PERFORMANCE GOALS REQUIRES THE AFFIRMATIVE VOTE OF THE MAJORITY OF OUTSTANDING SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY, AND ENTITLED TO VOTE AT THE ANNUAL MEETING.

The Board of Directors recommends a vote "FOR" the re-approval of the performance goals of the Executive Performance Incentive Plan.

EXECUTIVE OFFICERS

The following table lists the executive officers of the Company as of the date hereof and the capacities in which they serve.

Name	Age	Position

Rick L. Wessel	51	Chief Executive Officer and President
Stephen O. Coffman	48	Chief Operating Officer
R. Douglas Orr	49	Executive Vice President, Chief Financial
		Officer, Secretary and Treasurer
John C. Powell	55	Senior Vice President of Information
		Technology

Stephen O. Coffman joined the Company in March 2008 as the chief operating officer. Prior to joining the Company, Mr. Coffman served as president of Wasp Barcode Technologies, a multi-national manufacturer of barcode hardware and software solutions for small to mid-size businesses, from 2001 through March 2008. Prior to his seven-year tenure with Wasp Barcode, Mr. Coffman served in senior management roles, focused on operations and finance, in the retail and manufacturing industries. Mr. Coffman launched his career as a business consultant with Deloitte & Touche, where he gained a strong background in operations, business planning, finance and other facets of management.

R. Douglas Orr joined the Company in July 2002 as the vice president of finance. Since January 2003, Mr. Orr has served as chief financial officer, and since January 2005, Mr. Orr has served as executive vice president. In addition, Mr. Orr has served as secretary and treasurer since November 2006. Prior to joining the Company, Mr. Orr spent 14 years at Ray & Berndtson, a global executive search firm, where he served in senior executive and financial management roles. Prior to his employment at Ray & Berndtson, Mr. Orr spent four years with Price Waterhouse LLP.

John C. Powell served as a systems consultant to the Company from February 2002 through July 2002 and joined the Company on a full-time basis in August 2002. Since January 2003, Mr. Powell has served as vice president of information technology, and since January 2005, Mr. Powell has served as senior vice president of information technology. Prior to joining the Company, Mr. Powell spent 18 years with AMR/American Airlines as a senior system engineer and software architect and an additional two years in the same capacity with Sabre/EDS after its spin-off from AMR in March of 2000.

Biographical information with respect to Mr. Wessel was previously provided under Item 1.

STOCK OWNERSHIP

The following table sets forth, as of April 30, 2010, the number and percentage of outstanding shares of our Common Stock owned by: (a) each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock; (b) each of our directors or director nominees; (c) the named executive officers as defined in Item 402 of Regulation S-K; and (d) all directors and executive officers, as a group.  As of April 30, 2010, there were 30,111,392 shares of Common Stock issued and outstanding.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.  Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights.  As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

To the best of the Company's knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

	Shares Beneficially Owned
Name	Number	Percent

Richard T. Burke (1)	2,711,806	8.95%
BlackRock, Inc. (2)	1,881,191	6.25
Vaughan Nelson Investment Management, L.P. (3)	1,760,238	5.85
Rick L. Wessel (4)	1,567,100	5.03
Phillip E. Powell (5)	591,880	1.95
R. Douglas Orr (6)	447,500	1.47
John C. Powell (7)	192,000	0.63
Tara U. MacMahon (8)	145,000	0.48
Stephen O. Coffman (9)	30,000	0.10
Mikel D. Faulkner	-	-
Randel G. Owen	-	-
Jorge Montaño	-	-

Executive officers and directors as a group (9 persons,
including the nominee for director)	2,973,480	7.74%

(1)     Mr. Burke is a former director of the Company. Based solely on a review of Mr. Burke's Form 4s filed with the SEC by Mr. Burke on April 7, 2010 and February 19, 2010, his holdings include 2,531,806 shares of common and restricted stock, a stock option to purchase 30,000 shares at a price of $15.00 per share to expire in January 2015, a stock option to purchase 30,000 shares at a price of $17.50 per share to expire in January 2015, a stock option to purchase 30,000 shares at a price of $20.00 per share to expire in January 2015, a stock option to purchase 30,000 shares at a price of $15.00 per share to expire in December 2015, a stock option to purchase 30,000 shares at a price of $17.00 per share to expire in December 2015 and a stock option to purchase 30,000 shares at a price of $19.00 per share to expire in December 2015. Mr. Burke's address is 15290 N 78th Way, Suite B200, Scottsdale, AZ 85260.

(2)     According to a Schedule 13G filed with the SEC on January 20, 2010, BlackRock, Inc. beneficially own 1,881,191 shares. This was formerly reported as a holding of Barclays Global Investors, NA's and affiliates ("Barclays"). As a result of the December 2009 acquisition of Barclays by BlackRock, Inc., Barclays entities are now included as subsidiaries of BlackRock, Inc. for purposes of Schedule 13G filings. BlackRock, Inc.'s address is 40 East 52nd Street, New York, NY 10022.

(3)     According to a Schedule 13G filed with the SEC on February 9, 2010, Vaughan Nelson Investment Management, L.P. beneficially owns 1,760,238 shares. Vaughan Nelson Investment Management, L.P.'s address is 600 Travis Street, Suite 6300, Houston, TX 77002.

(4)     Includes a warrant to purchase 136,800 shares at a price of $2.67 per share to expire in April 2012, a warrant to purchase 240,000 shares at a price of $3.83 per share to expire in May 2013, a stock option to purchase 60,000 shares at a price of $9.67 per share to expire in January 2014, a stock option to purchase 82,000 shares at a price of $12.50 per share to expire in January 2015, a stock option to purchase 90,000 shares at a price of $15.00 per share to expire in January 2015, a stock option to purchase 90,000 shares at a price of $17.50 per share to expire in January 2015, a stock option to purchase 90,000 shares at a price of $20.00 per share to expire in January 2015, a stock option to purchase 90,000 shares at a price of $15.00 per share to expire in December 2015, a stock option to purchase 90,000 shares at a price of $17.00 per share to expire in December 2015, and a stock option to purchase 90,000 shares at a price of $19.00 per share to expire in December 2015. Mr. Wessel has pledged 456,600 shares of the Company's Common Stock as collateral for a brokerage account margin loan in the amount of approximately $1,103,000.

(5)     Includes a stock option to purchase 40,000 shares at a price of $12.50 per share to expire in January 2015, a stock option to purchase 40,000 shares at a price of $15.00 per share to expire in January 2015, a stock option to purchase 40,000 shares at a price of $17.50 per share to expire in January 2015, a stock option to purchase 40,000 shares at a price of $20.00 per share to expire in January 2015, a stock option to purchase 40,000 shares at a price of $15.00 per share to expire in December 2015, a stock option to purchase 40,000 shares at a price of $17.00 per share to expire in December 2015, a stock option to purchase 40,000 shares at a price of $19.00 per share to expire in December 2015, and 100,000 shares owned by Myloe Max, LP, a Texas limited partnership (the "Partnership").  The general partner of the Partnership, Myloe Management, LLC, a Texas limited liability company (the "General Partner"), has granted Mr. Powell the authority to acquire and dispose of securities on behalf of the Partnership pursuant to a trading authorization dated January 1, 2008. Mr. Powell owns a 48.5% limited partnership interest in the Partnership. Mr. Powell has no ownership interest in the General Partner.  Mr. Powell disclaims ownership in the 100,000 shares of Company common stock owned by the Partnership except to the extent of his pecuniary interest therein.

(6)     Includes a stock option to purchase 52,000 shares at a price of $12.50 per share to expire in January 2015, a stock option to purchase 60,000 shares at a price of $15.00 per share to expire in January 2015, a stock option to purchase 60,000 shares at a price of $17.50 per share to expire in January 2015, a stock option to purchase 60,000 shares at a price of $20.00 per share to expire in January 2015, a stock option to purchase 60,000 shares at a price of $15.00 per share to expire in December 2015, a stock option to purchase 60,000 shares at a price of $17.00 per share to expire in December 2015, and a stock option to purchase 60,000 shares at a price of $19.00 per share to expire in December 2015.

(7)      Includes a warrant to purchase 6,000 shares at a price of $2.67 per share to expire in April 2012, a stock option to purchase 6,000 shares at a price of $3.33 per share to expire in January 2013, a stock option to purchase 30,000 shares at a price of $15.00 per share to expire in January 2015, a stock option to purchase 30,000 shares at a price of $17.50 per share to expire in January 2015, a stock option to purchase 30,000 shares at a price of $20.00 per share to expire in January 2015, a stock option to purchase 30,000 shares at a price of $15.00 per share to expire in December 2015, a stock option to purchase 30,000 shares at a price of $17.00 per share to expire in December 2015, and a stock option to purchase 30,000 shares at a price of $19.00 per share to expire in December 2015.

(8)     Includes a stock option to purchase 20,000 shares at a price of $12.50 per share to expire in January 2015, a stock option to purchase 20,000 shares at a price of $15.00 per share to expire in January 2015, a stock option to purchase 20,000 shares at a price of $17.50 per share to expire in January 2015, a stock option to purchase 20,000 shares at a price of $20.00 per share to expire in January 2015, a stock option to purchase 20,000 shares at a price of $15.00 per share to expire in December 2015, a stock option to purchase 20,000 shares at a price of $17.00 per share to expire in December 2015, and a stock option to purchase 20,000 shares at a price of $19.00 per share to expire in December 2015.

(9)     Includes a stock option to purchase 30,000 shares at a price of $10.00 per share to expire in March 2018.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy - The Company's compensation philosophy is to promote a "culture of ownership" among its executives by aligning their interests with those of its stockholders. This is best accomplished by:

  paying senior executives a base salary commensurate with their backgrounds, special skill sets, responsibilities and competitive practice;

  offering incentive compensation conditioned not only on the executive's individual performance, but also on his or her contribution to the Company's consolidated financial results; and

  making periodic grants of stock options in order to induce executives to remain in the Company's employment as well as align their interests with those of the Company's stockholders.

The Compensation Committee retains broad flexibility in the administration of the Company's compensation packages. This flexibility is critical to retaining senior executives, including all of the named executive officers.

The Compensation Committee reviews and administers the compensation program for each of the named executive officers. Compensation is typically set at the first meeting each calendar year after reviewing performance for the past year and prospects for the year ahead. The Compensation Committee regularly meets with the chief executive officer and chief financial officer, both of whom provide insight into how individual executives are performing.

In addition, the Compensation Committee has the authority to engage outside advisors to assist the Compensation Committee in the performance of its duties.  In particular, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of director, chief executive officer or senior executive compensation, including sole authority to approve such consultant's reasonable fees and other retention terms, all at the Company's expense.   The Compensation Committee may not, however, delegate its authority to others.

The Board of Directors sets non-management and non-consultant directors' compensation at the recommendation of the Compensation Committee.  See "Compensation of Directors."

For the Company's fiscal 2010 named executive officer compensation program, the Compensation Committee directly retained an independent consulting firm, Lipis Consulting, Inc. ("Lipis"), to gather and summarize data regarding the types and amount of compensation that the Company and its industry peer companies (which are identified below) pay their named executive officers. Lipis reported directly to the Compensation Committee the results of its review of relevant data and benchmark comparisons of the mix and level of executive compensation for the Company and its industry peers, which are referred to as the Lipis Executive Compensation Review. The review concluded that the total compensation of named executive officers was within competitive norms. This review provides the Compensation Committee with valuable data regarding the compensation levels and mix of compensation elements within the industry peer group. This data assists the Compensation Committee in setting the mix of compensation elements and compensation levels of the Company's named executives officers at competitive levels. Lipis does not make specific recommendations on the amount or form of executive or director compensation.

The Compensation Committee considered the information provided in the Lipis Executive Compensation Review, and discussed the data and recommendations referenced above with the chief executive officer for recommendations for named executive officers other than himself, with respect to senior executives' base pay and incentive compensation programs for fiscal 2010. The Compensation Committee considered all of the inputs described above, as well as additional factors such as retention issues, short and long-term performance goals and the Company's overall compensation philosophy, and presented its recommendations to the board for each element of compensation being considered. Based on the empirical compensation data gathered during the Lipis Executive Compensation Review, combined with the compensation philosophy and objectives communicated by the Compensation Committee, the board discussed, considered and approved these recommendations.

With respect to the compensation of the Company's chief executive officer, the Compensation Committee is responsible for reviewing and approving the goals and objectives relating to the chief executive officer's compensation, evaluating the performance of the chief executive officer in light of such goals and objectives, and setting the chief executive officer's compensation level, perquisites and other benefits based on this evaluation, which are also then approved by the board. The Compensation Committee considered the information provided in the Lipis Executive Compensation Review in reviewing and setting the compensation of the chief executive officer. Discussions with respect to the compensation for the chief executive officer are held during executive sessions of the Compensation Committee. Only the members of the Compensation Committee are present for executive sessions.

As discussed previously, in setting compensation for the named executive officers for fiscal 2010, the Compensation Committee compared the elements of total compensation to compensation provided by peer groups of industry, financial services and broader consumer/retail services peers. The Compensation Committee used peer group data primarily as a frame of reference to set executive compensation as a whole within the range of comparative pay at the peer group companies. The fiscal 2010 industry peer companies are listed in alphabetical order below:

Industry Peers
Aaron Rents, Inc.
Advance America, Cash Advance Centers, Inc.
America's Car-Mart, Inc.
Cash America International, Inc.
Dollar Financial Corp.
EZCORP, Inc.
QC Holdings, Inc.
Rent-A-Center, Inc.
World Acceptance Corp.

Elements of Compensation

The Company's principal focus is on total direct compensation, including a portion that is assured and a portion that is at risk. To achieve these objectives, the compensation paid to the named executive officers typically consists of base salary, short-term incentive cash compensation and long-term incentive compensation in the form of stock option grants.

Base Salary - The Company offers what it believes to be competitive base salaries to its named executive officers. The base salary must be sufficient to attract talented executives and provide a secure base of cash compensation. In addition, base salary levels for the Company's executive officers are set at levels the Compensation Committee believes to be, based on its general business experience, competitive in relation to the salary levels of executive officers in other companies within the specialty consumer finance industry or other companies of comparable size, growth, performance and complexity, taking into consideration the executive officer's position, responsibility and need for special expertise. Annual salary increases, typically determined in January of each year, are not assured and adjustments to base salary compensation take into account subjective factors such as the executive's performance against job expectations, and changes in the market, job responsibilities, and experience. In 2009, the average base salary increase for the named executive officers was 7.0%.

Short-Term Incentive Compensation - The Company's short-term incentive plans for the named executive officers are intended to drive short-term (typically one year) operating and financial results deemed crucial to the Company's long-term success.

Executive Performance Incentive Plan - Certain named executive officers may receive annual incentive compensation through the stockholder approved Executive Performance Incentive Plan (the "Incentive Plan") that provides for the payment of annual cash incentive compensation based upon the achievement of performance goals established annually by the Compensation Committee based on one or more specified performance criteria. The Company's Compensation Committee determines the participants in the Incentive Plan. Participation is limited to named executive officers that are deemed to have direct, overall responsibility for directing the strategy and operations of the Company. Four of the named executive officers positions were included as participants in the Plan for fiscal 2009: the chairman of the board, the chief executive officer, the chief operating officer and the chief financial officer. The Compensation Committee also administers the calculation of amounts earned under the Incentive Plan. The Compensation Committee measures the performance of the Company against an annual business plan prepared by management and reviewed and approved by the Board of Directors at the beginning of the fiscal year. Achievement of the earnings per share target set forth in the annual business plan will result in the payment of a cash incentive award equal to a percentage of the base salary of the participating executive officer. The earnings per share target is approved by the Board of Directors and designed to reinforce the Company's focus on profitability and enhancement of long-term shareholder value. The target incentive awards are set at or below the median of the Company's compensation peer group. These target award levels are reviewed periodically by the Compensation Committee. The target percentages for each participating executive officer are based on the scope of the named executive officer's responsibilities, internal pay equity among participating executive officers with similar responsibilities and competitive considerations. The target percentages for each of the participating executive officers for fiscal 2009 was 100%.

For fiscal 2009, the Compensation Committee established diluted earnings per share from continuing operations as the single performance measure. For participating executive officers, the Company must have achieved threshold diluted earnings per share from continuing operations of $1.36 in order to be rewarded with 50% of their target incentive awards. Incremental progress toward meeting or exceeding the upper end of the established diluted earnings per share target of $1.38 allows the remaining 50% of the target incentive award to be earned. Thus, consistent with the Company's pay-for-performance philosophy, only when performance exceeds the earnings per share target are named executive officers able to realize the entirety of their target incentive awards. The Board of Directors sets the earnings per share target to require strong performance in order to achieve the target incentive awards. The Compensation Committee retains certain discretion, as provided in the Incentive Plan, to adjust incentive awards in light of unusual or unforeseen developments that impact the Company or the industry in which the Company operates. During 2009, the Company elected to sell certain of its payday advance operations. Accordingly, these payday operations were accounted for as discontinued operations and diluted earnings per share from continuing operations were reduced by $0.05 per share. The Company adjusted the threshold target and upper end targets by $0.05 per share to $1.31 and $1.33 respectively. Actual earnings per share from continuing operations in fiscal 2009, which excluded the $0.05 of earnings from discontinued payday operations, were $1.39 per share. This resulted in the Compensation Committee awarding the maximum incentive awards being paid to each of the participating executive officers. Over the prior three fiscal years, payouts to participants have been 100% of the target annual incentive award in 2009 and 0% of the target annual incentive award in both 2008 and 2007. The Compensation Committee did not exercise discretion to alter any individual awards for fiscal 2009 or 2007. In fiscal 2008 the Compensation Committee did exercise certain discretion in electing to make no awards under the plan.

Annual Discretionary Cash Bonuses - The Company's program also includes granting of discretionary annual cash bonuses reflecting the Company's and the individual executive's performance. Annual cash bonuses may be paid to named executive officers and other officers and executives to reflect the breadth of their expertise and responsibility, achievement of certain financial or strategic results and to make the cash component of compensation competitive with that of their peers at competing firms. The Company maintains broad discretion to vary overall cash compensation for a given year by varying the amount, if any, of such cash bonuses. These cash bonuses may reflect a material part of the named executive officers' overall compensation, with payments ranging from 0% to 100% of salary, depending on position, individual and overall company performance. Annual cash bonuses, if any, paid to the chief executive officer are determined based on the chairman's recommendation and approved by the Compensation Committee. Annual cash bonuses paid to other named executive officers are calculated based on the chief executive officer's recommendation and approved by the Compensation Committee. Annual cash bonuses are subject to the Compensation Committee's discretion to award bonuses greater or lower than the recommended amount if they deem it appropriate. In fiscal 2009, the Compensation Committee awarded discretionary cash bonuses for achievement of certain operational and financial objectives of $250,000 to the chief executive officer and $50,000 to the senior vice president of information technology. No discretionary cash bonuses were awarded to any other named executive officer in fiscal 2009.

Long-Term Incentive Compensation - The compensation objective of retaining the best people for the job leads the Company to make periodic equity award grants. These awards provide incentive for the named executive officers to stay with the Company over the long term. These equity awards also provide additional flexibility to the Compensation Committee to reward superior, or reflect subpar, performance by named executive officers.

The Company believes that such equity grants align the executive's interests with those of the Company's stockholders. A majority of the stock options granted by the Company have been nonqualified stock options and have had exercise prices equal to or greater than the fair market value of the underlying stock at the time of grant.

The date of grant for equity awards granted to senior executive officers is the date of Compensation Committee approval. The Company does not have a program, plan or practice of timing the grant of equity awards in coordination with the release of material non-public information.

In 2005, the Company issued significant equity awards to its key executives as part of its strategy for providing meaningful long-term performance-based incentives for the management team. Accordingly, a large percentage of the equity awards issued in 2005 had exercise prices that significantly exceeded the fair market value of the underlying stock at the time of grant. Based upon the structure and size of the awards made in 2005, the Company did not anticipate making equity awards to these key executives in 2009, and accordingly, no such awards were made to named executive officers in 2009.

Perquisites and Personal Benefits - Certain named executive officers received additional remuneration consistent with the Company's approach to hiring and retaining key personnel. Such perquisites include health insurance, life insurance, disability insurance, automobile allowances, club memberships, certain opportunities to travel using the Company's aircraft and matching contributions to 401(k) accounts. The aggregate incremental cost to the Company during fiscal 2009 of such benefits is reflected in the Summary Compensation Table below.

Chief Executive Officer Compensation - Mr. Wessel was elected to the position of chief executive officer in November 2006. Mr. Wessel's salary was increased from $605,000 to $700,000 effective January 2007 and was increased to $749,000 effective in June 2009. For performance in fiscal 2009, Mr. Wessel received a cash award of $749,000 under the Executive Performance Incentive Plan (a non-equity incentive plan) and a discretionary cash bonus of $250,000.

The Company has entered into employment agreements with Messrs. Wessel, Coffman and Orr and a consulting agreement with Mr. Powell which are more fully described in "Employment Agreements" set forth below. Executive officers who do not have an employment agreement serve at the will of the Board of Directors, thus enabling the Board of Directors to remove an executive officer whenever it is in the Company's best interest, with full discretion on any severance package (excluding vested benefits). The Committee believes that the employment agreements and change-of-control provisions that have been entered into were merited in light of all relevant circumstances, including each individual's past employment experience, desired terms and conditions of employment and the strategic importance of their respective positions, including stability and retention. The Committee believes that the employment agreement and the consultant agreement are necessary in order to attract and retain the executives. The Committee believes that the change-of-control provisions are necessary in order to retain and maintain stability among the executive group and that the terms of the change-of-control provisions are reasonable based on its review of the change-of-control provisions for similarly situated peer group companies. The Committee reviews the agreements at the time they are entered into in order to determine current market terms for the particular executive and agreement.

The overall goal of the Compensation Committee is to insure that compensation policies are established that are consistent with the Company's strategic business objectives and that provide incentives for the attainment of those objectives. This is affected in the context of a compensation program that includes base pay, annual incentive compensation and stock ownership.

Other Items - None noted.

Deductibility of compensation expense under IRC Section 162 (m) has not been a material consideration for the Compensation Committee to date due to the levels and types of compensation paid. The Company recorded stock-based compensation expense of $346,000 in 2009. The expense related to equity compensation has been and will continue to be a material consideration in the overall compensation program design.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K.

Members of the Compensation Committee:
     Mikel D. Faulkner
     Randel G. Owen
     Tara U. MacMahon

The Compensation Committee report above does not constitute "soliciting material" and will not be deemed "filed" or incorporated by reference into any of the Company's filings under the Securities Act of 1933, as amended ("Securities Act"), or the Exchange Act, except to the extent that the Company specifically incorporates it by reference herein.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by Messrs. Phillip E. Powell, Rick L. Wessel, Stephen O. Coffman, R. Douglas Orr and John C. Powell, the 2009 named executive officers for the fiscal years ended December 31, 2009, 2008 and 2007. The Company has a consulting agreement with Mr. Powell, the Chairman, an employment agreement with Mr. Wessel, the Chief Executive Officer and President, an employment agreement with Mr. Coffman, the Chief Operating Officer and an employment agreement with Mr. Orr, the Chief Financial Officer. No such agreements exist with the other named executive officer. When setting total compensation for the named executive officers, the Compensation Committee reviews tally sheets that show each executive's current compensation, including equity and non-equity based compensation.
								Change in
								Pension
							Non-	Value and
							Equity	Nonqualified
							Incentive	Deferred
							Plan	Compen-	All Other
Name and				Stock	Option		Compen-	sation	Compen-
Principal		Salary	Bonus	Awards	Awards		sation	Earnings	sation	Total
Position	Year	$	$	$	$		$ (1)	$	$ (2)	$

Phillip E. Powell	2009	-	-	-	-		642,000	-	737,314	1,379,314
Chairman	2008	-	-	-	-		-	-	652,088	652,088
	2007	-	-	-	-		-	-	657,417	657,417

Rick L. Wessel	2009	728,584	250,000	-	-		749,000	-	31,023	1,758,607
Chief Executive	2008	700,000	-	-	-		-	-	53,863	753,863
Officer and	2007	700,000	-	-	-		-	-	51,336	751,336
President

Stephen O.	2009	396,000	-	-	-		396,000	-	-	792,000
Coffman, Chief	2008	281,096	100,000	-	332,000	(3)	-	-	-	713,096
Operating	2007	-	-	-	-		-	-	-	-
Officer (4)

R, Douglas Orr	2009	330,000	-	-	-		330,000	-	-	660,000
Executive VP,	2008	300,000	137,000	-	-		-	-	-	437,000
Chief Financial	2007	275,000	75,000	-	-		-	-	-	350,000
Officer

John C. Powell	2009	225,000	50,000	-	-		-	-	-	275,000
VP Information	2008	210,000	50,000	-	-		-	-	-	260,000
Technology	2007	195,000	50,000	-	-		-	-	-	245,000

(1)  These cash awards were granted under the terms of the Company's Executive Performance Incentive Plan.

(2)   The Company provides the named executive officers with certain group life, health, medical, and other noncash benefits generally available to all salaried employees that are not included in this column pursuant to SEC rules. The amounts shown in this column do include (i) matching contributions by the Company under the First Cash 401(k) Profit Sharing Plan; (ii) automobile allowances to certain executive officers; (iii) reimbursement for club dues, (iv) reimbursement of health insurance and long-term disability premiums for Messrs. Phillip Powell and Rick Wessel, and (v) personal use of the Company's aircraft by Messrs. Phillip Powell and Rick Wessel (The incremental cost of the personal use of the corporate aircraft was determined on a per flight and/or hours used basis based on variable costs associated with personal flight activity. The variable costs used in the calculation included fuel, crew compensation and travel, certain maintenance and repair expenses, related unoccupied positioning, or "deadhead," flights, landing/parking and supplies). As permitted by SEC rules, no amounts are shown in this table for perquisites and personal benefits for any individual officers for whom such amounts do not exceed $10,000 in the aggregate.

Mr. Phillip Powell's other compensation for 2009 includes consulting fees of $624,500, an automobile allowance of $10,227, reimbursement for dues at a country club in the amount of $3,286, Company-paid health insurance premiums in the amount of $4,619, personal use of the corporate aircraft of $93,845 and Company-paid long-term disability insurance premiums in the amount of $837. Mr. Phillip Powell's other compensation for 2008 includes consulting fees of $600,000, an automobile allowance of $11,427, reimbursement for dues at a country club in the amount of $3,978, personal use of the corporate aircraft of $33,823 and Company-paid health insurance premiums in the amount of $2,860. Mr. Phillip Powell's other compensation for 2007 includes consulting fees of $600,000, an automobile allowance of $11,194, Company-paid life insurance premiums in the amount of $10,235, Company-paid health insurance premiums in the amount of $3,968, personal use of the corporate aircraft of $31,394 and Company-paid long-term disability insurance premiums in the amount of $626.

Mr. Wessel's other compensation for 2009 includes matching contributions to a 401(k) account of $5,580, an automobile allowance of $8,765, reimbursement for dues at a health club in the amount of $2,010,Company-paid life insurance premiums in the amount of $5,560, Company-paid health insurance premiums in the amount of $4,619, personal use of the corporate aircraft of $3,652 and Company-paid long-term disability insurance premiums in the amount of $837. Mr. Wessel's other compensation for 2008 includes matching contributions to a 401(k) account of $5,520, an automobile allowance of $7,014, reimbursement for dues at a health club in the amount of $1,930, Company-paid life insurance premiums in the amount of $5,560, personal use of the corporate aircraft of $29,861 and Company-paid health insurance premiums in the amount of $3,978. Mr. Wessel's other compensation for 2007 includes matching contributions to a 401(k) account of $3,375, an automobile allowance of $8,765, reimbursement for dues at a downtown luncheon club in the amount of $2,064, Company-paid life insurance premiums in the amount of $5,560, Company-paid health insurance premiums in the amount of $7,150, personal use of the corporate aircraft of $23,796 and Company-paid long-term disability insurance premiums in the amount of $626.

(3)   Award comprised of stock options which vest and are exercisable as follows:  20,000 options on March 18, 2009, 20,000 options on March 18, 2010, 20,000 options on March 18, 2011, 20,000 options on March 18, 2012 and 20,000 options on March 18, 2013. The amount reported is the grant date fair value of the award, as calculated in accordance with ASC 718-10-10-01 and using a Black-Scholes, which was $332,000, of which approximately $76,000 and $85,000 was recognized as compensation expense in fiscal 2009 and 2008, respectively, with the remainder expected to be recognized as compensation expense in over the remaining vesting period. Assumptions used in this calculation are provided in Note 14 of the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for fiscal 2009.

(4)   Mr. Coffman was not a named executive officer in 2007. See description of Mr. Coffman's employment agreement below.

Employment Agreements

In 2007, Mr. Wessel entered into an amended and restated employment agreement with the Company through December 31, 2012 to serve as the chief executive officer and president of the Company. The agreement was amended in April 2010 to extend the term through December 31, 2015; at the discretion of the Board of Directors this agreement may be extended for additional successive periods of one year on each January 1 anniversary. The agreement provides for: (i) a base salary, effective January 1, 2010, of $850,000 with increases at the discretion of the Compensation Committee; (ii) an annual bonus at the discretion of the Compensation Committee; (iii) participation in compensation plans at the discretion of the Compensation Committee; (iv) certain fringe benefits including club membership, use of the Company airplane, car, vacation, a term life insurance policy with a beneficiary designated by Mr. Wessel in the amount of $4 million; and (v) reimbursement of business related expenses. Mr. Wessel has agreed not to compete with the Company for a period of one year following his termination and not to solicit employees of the Company and not to solicit customers of the Company for a period of 90 days following his termination. Upon a change of control, Mr. Wessel may terminate the employment agreement with 90 days notice.  Upon a change in control or other termination by Mr. Wessel for good cause or termination by the Company without cause or due to death or disability, the Company has agreed to pay Mr. Wessel all accrued compensation and expenses, plus all compensation and benefits provided for in the employment agreement through the term of the agreement. If Mr. Wessel's agreement had been terminated on December 31, 2009 by the Company without cause or as a result of death or disability, or by Mr. Wessel for good cause or following a change in control, Mr. Wessel would have been entitled to receive $2,247,000 in severance payments.  All payments made in connection with the termination of Mr. Wessel's agreement must be paid by the Company in a single lump sum thirty days following the termination date of the agreement.

In April 2010, Mr. Coffman entered into an amended and restated employment agreement, with the Company effective through December 31, 2013 to serve as the chief operating officer of the Company. The agreement provides for: (i) a base salary of $420,000 with increases at the discretion of the Compensation Committee; (ii) an annual cash bonus and/or incentive award at the discretion of the Compensation Committee; (iii) certain fringe benefits and vacation; and (iv) reimbursement of business related expenses. Mr. Coffman has agreed not to compete with the Company for a period of five years following his termination and not to solicit employees of the Company and not to solicit customers of the Company for a period of five years following his termination. If this agreement had been terminated by the Company on December 31, 2009, other than for cause, Mr. Coffman would have been entitled to severance payments equal to $396,000, paid over twelve months. In addition, should a future change in control of Company occur, the agreement provides for severance payments to Mr. Coffman equal to 100% of his then current annual base salary for remaining term of the agreement, or for 12 months, whichever is greater.

In April 2010, Mr. Orr entered into an employment agreement with the Company effective through December 31, 2013 to serve as the executive vice president and chief financial officer of the Company. The agreement provides for: (i) a base salary of $400,000 with increases at the discretion of the Compensation Committee; (ii) an annual cash bonus and/or incentive award at the discretion of the Compensation Committee; (iii) certain fringe benefits and vacation; and (iv) reimbursement of business related expenses. Mr. Orr has agreed not to compete with the Company for a period of three years following his termination and not to solicit employees of the Company and not to solicit customers of the Company for a period of three years following his termination. In the event of termination of the agreement by the Company, other than for cause, Mr. Orr is entitled to severance payments equal to 100% of his then current annual base salary, paid over twelve months. In addition, should a future change in control of Company occur, the agreement provides for severance payments to Mr. Orr equal to 100% of his then current annual base salary for remaining term of the agreement, or for 12 months, whichever is greater.

Consulting Agreement

In 2005, Mr. Phillip E. Powell entered into a consulting agreement, with the Company to perform such services as may be requested by the Board of Directors. The agreement was amended in April 2010 to extend the term through December 31, 2016. The amended agreement provides for: (i) annual payments of $700,000; (ii) certain other benefits including club membership, use of the Company airplane, car, health insurance; and (iii) reimbursement of business-related expenses. Mr. Powell has agreed not to compete with the Company, not to solicit employees of the Company, and not to solicit customers of the Company while serving as a consultant and for a period of one year following termination of the consulting agreement. Upon a change of control, Mr. Powell may terminate the consulting agreement with 90 days notice.  Upon a change in control or other termination by Mr. Powell for good cause or termination by the Company without cause or due to death or disability, the Company has agreed to pay Mr. Powell all accrued compensation and expenses, plus all compensation and benefits provided for in the consulting agreement through the term of the agreement. If Mr. Powell's agreement had been terminated on December 31, 2009 by the Company without cause or as a result of death or disability, or by Mr. Powell for good cause or following a change in control, Mr. Powell would have been entitled to receive $3,210,000 in termination.  The termination payment must be paid by the Company in a single lump sum thirty days following the termination date of the agreement.

Stock Options and Warrants

Grants of Plan-Based Awards for Fiscal Year 2009 - The following table provides information regarding the estimated possible payouts to participants under the Company's Executive Incentive Performance Plan. Except as set forth below, there were no other grants of equity or non-equity awards to named executive officers during 2009.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards $
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Phillip E. Powell	Jan. 26, 2010	(1)	642,000	(1)	-	-	-
Rick L. Wessel	Jan. 26, 2010	(1)	749,000	(1)	-	-	-
Stephen O. Coffman	Jan. 26, 2010	(1)	396,000	(1)	-	-	-
R.Douglas Orr	Jan. 26, 2010	(1)	330,000	(1)	-	-	-

(1)  Under the Executive Incentive Performance Plan, a maximum performance award (target) is established for the participants, of which each participant can earn from 0% to 100% of the target. The Plan does not set forth a threshold award, and the maximum award available is equal to 100% of the target award.

Outstanding Equity Awards at 2009 Fiscal Year-End - The following table provides information on the holdings of stock options and warrants by the named executive officers as of December 31, 2009. Each outstanding option and warrant grant is shown separately for each named executive officer. There were no restricted stock awards outstanding as of December 31, 2009.

	Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price $	Option Expiration Date

Phillip E.	40,000		-		-	12.50	01/2015
Powell	40,000		-		-	15.00	01/2015
	40,000		-		-	15.00	12/2015
	40,000		-		-	17.00	12/2015
	40,000		-		-	17.50	01/2015
	40,000		-		-	19.00	12/2015
	40,000		-		-	20.00	01/2015

Rick L.	60,000		-		-	9.67	01/2014
Wessel	82,000		-		-	12.50	01/2015
	90,000		-		-	15.00	01/2015
	90,000		-		-	15.00	12/2015
	90,000		-		-	17.00	12/2015
	90,000		-		-	17.50	01/2015
	90,000		-		-	19.00	12/2015
	90,000		-		-	20.00	01/2015
	136,800	(1)	-		-	2.67	04/2012
	240,000	(1)	-		-	3.83	05/2013

Stephen O.	10,000		80,000	(2)	-	10.00	03/2018
Coffman

R. Douglas	-		12,000	(3)	-	2.67	09/2012
Orr	-		18,000	(4)	-	3.33	01/2013
	52,000		-		-	12.50	01/2015
	60,000		-		-	15.00	12/2015
	60,000		-		-	15.00	01/2015
	60,000		-		-	17.00	12/2015
	60,000		-		-	17.50	01/2015
	60,000		-		-	19.00	12/2015
	60,000		-		-	20.00	01/2015

John C.	-		12,000	(5)	-	2.67	04/2012
Powell	-		18,000	(4)	-	3.33	01/2013
	30,000		-		-	15.00	01/2015
	30,000		-		-	15.00	12/2015
	30,000		-		-	17.00	12/2015
	30,000		-		-	17.50	01/2015
	30,000		-		-	19.00	12/2015
	30,000		-		-	20.00	01/2015

(1)	These are warrants to purchase Common Stock which are fully vested.

(2)

The option to purchase Common Stock will vest and become exercisable as follows:  20,000 shares on March 18, 2010, 20,000 shares on March 18, 2011, 20,000 shares on March 18, 2012 and 20,000 shares on March 18, 2013.

(3)	The option to purchase Common Stock will vest and become exercisable as follows: 6,000 shares on September 12, 2010 and 6,000 shares on September 12, 2011.

(4)	The option to purchase Common Stock will vest and become exercisable as follows: 6,000 shares on January 29, 2010, 6,000 shares on January 29, 2011 and 6,000 shares on January 29, 2012.

(5)	This warrant to purchase Common Stock which will vest and become exercisable as follows: 6,000 shares on April 3, 2010 and 6,000 shares on April 3, 2011.

Option Exercises and Stock Vested In Fiscal 2009 - The following table provides information, for the named executive officers, as to (1) the aggregate stock options and warrants exercised during 2009, including the number of shares acquired on exercise and the value realized, and (2) the aggregate number of shares acquired upon the vesting of restricted stock units and the value realized, each before the payment of any applicable withholding tax and broker commissions:
	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise $	Number of Shares Acquired on Vesting	Value Realized on Vesting $

Phillip E. Powell	-	-	-	-
Rick L. Wessel	-	-	-	-
Stephen O. Coffman	10,000	85,957	-	-
R. Douglas Orr	26,000	283,520	-	-
John C. Powell	24,000	336,240	-	-

Pension Benefits

The Company does not have a defined benefit pension plan for its employees and has not included a table disclosing the actuarial present value of each named executive officer's accumulated benefits under defined benefit pension plans, the number of years of credited service under each such plan and the amount of pension benefits paid to each named executive officer during the year. The only retirement plans available to the named executive officers was the Company's qualified 401(k) savings plan, which is available to all employees.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company does not have nonqualified defined contribution and other nonqualified deferred compensation plans for its employees and has not included a table disclosing the amount of each named executive officer's contributions, earnings, withdrawals and distributions in the last fiscal year under nonqualified compensation plans, the registrant's contributions in the last fiscal year under each such plan, and the aggregate balance at the last fiscal year end of each named executive officer during the year.

Compensation of Directors

The following table presents summary information for the year ended December 31, 2009 regarding the compensation of the non-employee and non-consultant members of the Company's Board of Directors:
					Change in
					Pension
					Value
					and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	$	$	$	$	$	$	$

Tara U.
MacMahon	50,000	-	-	-	-	-	50,000

Mikel D.
Faulkner (1)	9,375	-	-	-	-	-	9,375

Randel G.
Owen (1)	9,375	-	-	-	-	-	9,375

Other Former
Directors (2)	37,500	-	-	-	-	-	37,500

(1)     Messrs. Faulkner and Owen were appointed as directors effective October 23, 2009. Fees paid to them reflect compensation for services as directors for the period October 23, 2009 through December 31, 2009.

(2)     Messrs. Richard T. Burke and R. Neil Irwin resigned as directors effective November 20, 2009. Each received $37,500 of cash compensation for service as non-employee directors of the Company during fiscal 2009.

The Company only compensates independent non-employee directors for their services as directors.  The Company does not pay a separate fee to Mr. Phillip E. Powell for his director services because he is compensated for those services pursuant to his consulting agreement with the Company.  The compensation paid to Messrs. Powell and Wessel is shown in the Summary Compensation Table in the "Executive Compensation" section. Directors are reimbursed for travel and lodging expenses in connection with their attendance at Board of Directors and committee meetings.

REVIEW, APPROVAL, OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

During the fiscal year ended December 31, 2009, the Company had an informal policy for the review of transactions in which the Company was a participant, and in which any of the Company's directors or executive officers, or their immediate family members, had a direct or indirect material interest.   While the Company does not have a written policy, pursuant to the Audit Committee Charter, the Audit Committee reviews proposed related party transactions and makes recommendations to the Board of Directors regarding approval or rejection of related party transactions.  The Board of Directors reviews the recommendation of the Audit Committee and then approves all related party transactions prior to the Company entering into the transaction. Any such related party transaction is evaluated to determine whether such transaction is for the benefit of the Company and upon terms no less favorable to the Company than if the related party transaction was with an unrelated party. The Company had no transactions, nor are there any currently proposed transactions, in which the Company was or is to be a participant where any director, executive officer or any of their immediate family members had a material direct or indirect interest reportable under applicable SEC rules or that required approval of the Board of Directors under the Company's related party transaction policy.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. All members of the Audit Committee meet the independence standards and other criteria established by Nasdaq.

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management's implementation of the Company's financial reporting process. Management is responsible for the audited financial statements of the Company and for maintaining effective internal control over financial reporting. In discharging its oversight role, the Audit Committee reviewed and discussed with management and Hein & Associates LLP, the Company's independent registered public accounting firm, the audited financial statements of the Company as of and for the year ended December 31, 2009. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also reviewed management's report on its assessment of the effectiveness of the Company's internal control over financial reporting as well as the independent auditor's report on the effectiveness of the Company's internal control over financial reporting. Management's Report on Internal Control over Financial Reporting is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

The Audit Committee met privately with Hein & Associates LLP, and discussed issues deemed significant by the auditor, including those required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and Statement on Auditing Standards No. 90, Communications with Audit Committees, as amended. In addition, the Audit Committee received from Hein & Associates LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, and the Audit Committee has discussed with Hein & Associates LLP its independence from First Cash and its management. The Audit Committee also considered whether the provision of non-audit services, if any, by Hein & Associates LLP was compatible with maintaining its independence.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements and Management's Report on Internal Control over Financial Reporting referred to above be filed with the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

By the Audit Committee:

     Tara U. MacMahon
     Mikel D. Faulkner
     Randel G. Owen

The Audit Committee report above does not constitute "soliciting material" and will not be deemed "filed" or incorporated by reference into any of the Company's filings under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates it by reference herein.

OTHER MATTERS

Management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matter. Neither Delaware law nor the Company's certificate of incorporation or bylaws provide shareholders with dissenters' rights in connection with the election of directors.

COST OF SOLICITATION

The Company will bear the costs of the solicitation of proxies from its stockholders. In addition to the use of mail, directors, officers and regular employees of the Company may solicit proxies in person or by telephone or other means of communication. The directors, officers and employees of the Company will not be compensated additionally for the solicitation but may be reimbursed for out-of-pocket expenses in connection with the solicitation. Arrangements are also being made with brokerage houses and any other custodians, nominees and fiduciaries of the forwarding of solicitation material to the beneficial owners of the Company, and the Company will reimburse the brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

STOCKHOLDER PROPOSALS

We have not received any stockholder proposals for this Annual Meeting. Proposals by stockholders intended to be presented at next year's Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting no later than January 14, 2011 and the proposal must otherwise comply with Rule 14a-8 promulgated by the SEC pursuant to the Exchange Act. Separate and apart from the requirements of Rule 14a-8 relating to inclusion of a stockholders' proposal in the Company's proxy statement, the Company's bylaws require advance notice for a stockholder to bring nominations of directors or any other action before any annual meeting of stockholders. Specifically, Section 3.5 of the Company's bylaws requires notice of nominations of directors or any other action to be received by the Company not less than sixty (60) days nor more than ninety (90) days prior to the date of such annual meeting. Further, the notice must contain the information set forth in Section 3.5 of the Company's bylaws.

By Order of the Board of Directors,

/s/ R. Douglas Orr
Arlington, Texas	R. Douglas Orr
April 30, 2010	Executive Vice President,
Chief Financial Officer, Secretary
and Treasurer

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by First Cash Financial Services, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

REVOCABLE PROXY
FIRST CASH FINANCIAL SERVICES, INC.
ANNUAL MEETING OF STOCKHOLDERS
June 16, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST CASH FINANCIAL SERVICES, INC. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED BELOW.

The undersigned hereby appoints Rick L. Wessel and R. Douglas Orr the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of First Cash Financial Services, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of First Cash Financial Services, Inc. to be held at 690 East Lamar Blvd., Suite 400, Arlington, Texas on Wednesday, June 16, 2010 at 10:00 a.m., and any and all adjournments thereof, with all of the powers which the undersigned would posses if personally present, for the following purposes. This proxy will be voted for the choice specified; however you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Please indicate for, withhold, against, or abstain with respect to each of the following matters:
		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
		[ ]	[ ]	[ ]	___________________________
1.	Election of Directors
Nominees

01	Amb. Jorge Montaño
	The Board of Directors recommends you vote FOR the following proposal(s):	For	Against	Abstain

2.	Ratification of the selection of Hein & Associates LLP as the Independent registered public accounting firm of the Company for the year ending December 31, 2010.	[ ]	[ ]	[ ]

3.	Re-approve the performance goals of the First Cash Financial Services, Inc. Executive	[ ]	[ ]	[ ]
Performance Incentive Plan.

4.	Other Matters:
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting including adjournment.

Dated:________________	_______________________________________________
(Signature)

_______________________________________________
(Signature if jointly held)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.